FOR IMMEDIATE RELEASE                CONTACT:     Christine Parker
Manager, Investor Relations & Communications
(248) 631-5438
christineparker@trimascorp.com

TRIMAS’ LAMONS BUSINESS RATIONALIZES MANUFACTURING FOOTPRINT
Announces Exit of Wolverhampton, UK and Reynosa, MX Plants

BLOOMFIELD HILLS, Michigan, April 3, 2017 - TriMas (NASDAQ: TRS), a diversified, global manufacturer of engineered products, today announced that it exited a manufacturing plant located in Wolverhampton, United Kingdom, and has taken actions to cease production at a plant located in Reynosa, Mexico. Both operations are part of TriMas’ Lamons business, which is included within its Energy segment.

“The decision to exit these two manufacturing locations is part of our overall Lamons performance improvement plan, which was initiated as a countermeasure to offset the prolonged reduced demand levels within the crude oil refinery and exploration end markets,” said Thomas Amato, TriMas’ president and chief executive officer. “While these are difficult actions, they are necessary steps to better focus Lamons’ commercial efforts on regions where our sealing products are in higher demand.”

During the past year, Lamons has significantly improved production throughput at its Houston, Texas facility, which has increased available capacity and improved on-time delivery performance. As a result, Lamons will consolidate the production from its Reynosa facility into its Houston facility, allowing Lamons to focus its resources in a manner to better serve its North American customers.

TriMas estimates charges associated with the exit of the Reynosa facility will range from $2.0 million to $2.5 million, including costs related to asset relocation and disposition, and employee separation. Of this amount, approximately half are expected to be non-cash charges. In addition, Lamons is party to a lease agreement for which it has future rent obligations of approximately $4.5 million following the anticipated exit date. TriMas may incur a charge to the extent this obligation is greater than estimated future sublease recoveries. Lamons expects to exit the facility by June 30, 2017.

In March 2017, TriMas exited its Lamons Wolverhampton facility, which manufactured certain components for subsea applications. However, Lamons will continue to support its sealing product customers in the United Kingdom from its branch in Antwerp, Belgium. The Company estimates charges associated with exiting the Wolverhampton facility to range from $3.0 million to $3.5 million during the first quarter of 2017, the majority of which are expected to be non-cash charges, and primarily related to the disposal of fixed assets and inventory.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; the potential impact of Brexit; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; potential costs and savings related to facility consolidation activities; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
TriMas is a diversified, global manufacturer of engineered products with approximately 4,000 dedicated employees in 13 countries. We provide customers with innovative product solutions through our businesses, which operate in four segments: Packaging, Aerospace, Energy and Engineered Components. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

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